Exhibit 1

Execution Version

THIS EIGHTH SUPPLEMENTAL TRUST INDENTURE is made as of October 21, 2020.

BETWEEN:

CAMECO CORPORATION, a corporation incorporated under the laws of Canada and having its registered office at the City of Saskatoon, in the Province of Saskatchewan (the “Company”)

-and-

CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada and duly authorized to carry on the trust business in each province of Canada (the “Trustee”)

WHEREAS in and by a trust indenture made as of July 12, 1999, between the Company and the Trustee (the “Indenture”) provision was made for issuance of Debentures of the Company in one or more series, unlimited as to aggregate principal amount but issuable only upon the terms and subject to the conditions and limitations therein provided;

AND WHEREAS pursuant to an Agency Agreement dated October 16, 2020, among the Company and RBC Dominion Securities Inc., TD Securities Inc., CIBC World Markets Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., Citigroup Global Markets Canada Inc. and MUFG Securities (Canada), Ltd., the Company has agreed to create and issue pursuant to the Indenture and this Eighth Supplemental Trust Indenture a series of Debentures, in aggregate principal amount of $400,000,000 to be designated as the 2.95% Senior Unsecured Debentures, Series H due October 21, 2027;

AND WHEREAS this Eighth Supplemental Trust Indenture is executed pursuant to all necessary authorization and resolutions of the Company to authorize the creation, issuance and delivery of the said Debentures and to establish the terms, provisions and conditions thereof;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not by the Trustee;

NOW, THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that it is hereby agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1	INTERPRETATION

This Eighth Supplemental Trust Indenture is supplemental to the Indenture and shall be read in conjunction therewith. Except only insofar as the Indenture may be inconsistent with the express provisions of this Eighth Supplemental Trust Indenture, in which case the terms of this Eighth Supplemental Trust Indenture shall govern and supersede those contained in the Indenture only to the extent of such inconsistency, this Eighth Supplemental Trust Indenture shall henceforth have effect so far as practicable as if all the provisions of the Indenture and this Eighth Supplemental Trust Indenture were contained in one instrument. The terms and expressions used in this Eighth Supplemental Trust Indenture which are defined in the Indenture shall, except as otherwise provided herein, have the respective meanings ascribed to them in the Indenture. Unless otherwise stated, any reference in this Eighth Supplemental Trust Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article or Section of, or Schedule to, this Eighth Supplemental Trust Indenture.

1.2	DEFINITIONS

In this Eighth Supplemental Trust Indenture the following expressions shall have the following meanings:

(a)

“Additional Designated Rating Agency” shall mean any “designated rating organization” within the meaning of National Instrument 44-101 of the Canadian Securities Administrators, or any replacement or updated instrument, (other than S&P and DBRS) selected by the Company.

(b)

“Book Based System” shall mean the record entry securities transfer and pledge system known, as of the date hereof, by such name, which is administered by CDS in accordance with the operating rules and procedures of CDS enforced from time to time, or any successor system which CDS may offer from time to time.

(c)

“Canada Yield Price” shall mean a price equal to the price of the Series H Debentures calculated to provide a yield to maturity, compounded semi-annually, equal to the Government of Canada Yield on the Business Day preceding the day notice of redemption is given, plus 0.635%.

(d)	“CDS” shall mean CDS Clearing and Depository Services Inc. and any successor entity.

(e)

“CDS Participant” shall mean a broker, dealer, bank, other financial institution or other person who, directly or indirectly, from time to time effects book-based transfers with CDS and pledges of securities deposited with CDS.

(f)

“Change of Control” shall mean the occurrence of any one of the following: (a) the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of consolidation, amalgamation or merger), in one transaction or a series of related transactions, of all or substantially all of the property and assets of the Company and its Controlled Entities, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than to the Company and its Controlled Entities); or (b) the consummation of any transaction including, without limitation, any consolidation, amalgamation, merger or issue of voting shares the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction (other than the Company and its Controlled Entities) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Company, measured by voting power rather than number of shares (but shall not include the creation of a holding company or similar transaction that does not involve a change in the beneficial ownership of the Company).

(g)	“Change of Control Offer” shall have the meaning specified in Section 3.1 of this Eighth Supplemental Trust Indenture.

(h)	“Change of Control Payment” shall have the meaning specified in Section 3.1 of this Eighth Supplemental Trust Indenture.

(i)	“Change of Control Payment Date” shall have the meaning specified in Section 3.1 of this Eighth Supplemental Trust Indenture.

(j)	“Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Rating Event.

(k)

“Controlled Entity” of any Person shall mean and shall include: (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital or any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% ownership interest at the time, and (c) any other corporation, association, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with generally accepted accounting principles or (ii) that is “Controlled” by such Person. For this purpose, “Controlled” and similar expressions shall mean a relationship between two Persons wherein one of such Persons has the power, through the ownership of Securities, by contractual arrangements or otherwise, to direct the management and policies of the other of such Persons, and includes, without limitation, in the case of a corporation, the ownership, either directly or indirectly through one or more Persons, of Securities of such corporation carrying more than 50% of the votes that may be cast to elect the directors of such corporation either under all circumstances or under some circumstances that have occurred and are continuing (other than Securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto), provided that such votes, if exercised, are sufficient to elect a majority of the directors of such corporation. Unless otherwise expressly provided, all references herein to a “Controlled Entity” shall mean a Controlled Entity of the Company.

(l)	“DBRS” shall mean DBRS Limited or any successor entity.

(m)	“Definitive Debentures” shall have the meaning specified in Section 2.6 of this Eighth Supplemental Trust Indenture.

(n)

“Depository” shall mean CDS Clearing and Depository Services Inc. or such other Person as is designated in writing by the Company and acceptable to the Trustee to act as depository in respect of the Series H Debentures.

(o)

“Government of Canada Yield” shall mean, on any date the arithmetic average of the interest rates quoted to the Company by two independent, registered Canadian investment dealers selected by the Company as being the annual yield to maturity, compounded semi-annually, which a non-callable Government of Canada bond would carry if issued in dollars in Canada, at 100% of its principal amount on such date with a maturity date that is the same as the Par Call Date.

(p)

“Investment Grade Rating” shall mean a rating equal to or higher than BBB- (or the equivalent) by S&P, BBB (low) (or the equivalent) by DBRS, or the equivalent investment grade credit rating from any other Specified Rating Agency.

(q)	“Par Call Date” shall mean August 21, 2027.

(r)	“Person” shall mean an individual, a corporation, a partnership, a joint venture, a firm, a trust, a trustee or an unincorporated organization; and pronouns have a similarly extended meaning.

(s)

“Rating Event” shall mean the rating on the Series H Debentures is lowered to below an Investment Grade Rating by at least two out of the three Specified Rating Agencies, if there are three, or all of the Specified Rating Agencies, if there are less than three Specified Ratings Agencies (the “Required Threshold”), on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Series H Debentures is under publicly-announced consideration for a possible downgrade by such number of the Specified Rating Agencies which, together with Specified Ratings Agencies which have already lowered their ratings on the Series H Debentures as aforesaid, would aggregate in number the Required Threshold, but only to the extent that, and for so long as, a Change of Control Triggering Event would result if such downgrade were to occur) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or of the Company’s intention or agreement to effect a Change of Control.

(t)	“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., or any successor entity.

(u)

“Securities” shall means any stock, shares, units, instalment receipts, voting trust certificates, bonds, debentures, notes, other evidences of indebtedness, or other documents or instruments commonly known as securities or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe for, purchase or acquire any of the foregoing.

(v)	“Series H Debentures” shall have the meaning specified in Section 2.1 of this Eighth Supplemental Trust Indenture.

(w)

“Specified Rating Agencies” shall mean each of S&P and DBRS and, if a rating of the Series H Debentures is obtained from an Additional Designated Rating Agency shall also include such Additional Designated Rating Agency, as long as, in each case, it has not ceased to rate the Series H Debentures or failed to make a rating of the Series H Debentures publicly available for reasons outside of the Company’s control; provided that if S&P or DBRS ceases to rate the Series H Debentures or fails to make a rating of the Series H Debentures publicly available for reasons outside of the Company’s control, the Company may select any other Additional Designated Rating Agency as a replacement agency for such one or more of them, as the case may be.

1.3	CERTAIN ADDITIONAL TERMS

(a)

The term “Cdn. GAAP” is defined by the Indenture to mean generally accepted accounting principles applied in Canada as prescribed by the Canadian Institute of Chartered Accountants from time to time. For greater certainty, for the purposes of the Series H Debentures, the term “Cdn. GAAP” shall constitute a reference to International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board from time to time, being the generally accepted accounting principles currently applicable to Canadian publicly accountable enterprises, as prescribed by the Canadian Institute of Chartered Accountants.

(b)

For greater certainty, for the purposes of the Series H Debentures, the term “Key Lake Mine” as set forth in the Indenture shall constitute a reference to the term Key Lake Mill which means a uranium mill located at Key Lake, Saskatchewan.

ARTICLE 2

ISSUANCE OF SERIES H DEBENTURES

2.1	LIMIT OF ISSUE AND DESIGNATION OF DEBENTURES

The Company hereby creates and agrees to issue a series of Debentures (the “Series H Debentures”) pursuant to the Indenture and this Eighth Supplemental Trust Indenture to be designated as the “2.95% Senior Unsecured Debentures, Series H due October 21, 2027,” which shall consist of an aggregate principal amount of FOUR HUNDRED MILLION DOLLARS ($400,000,000) in lawful money of Canada, subject to increase as provided below. The Company shall be entitled, upon delivery of an Officers’ Certificate and an opinion of Counsel, subject to its compliance with all of the covenants of the Indenture, to issue additional Series H Debentures pursuant to this Supplemental Trust Indenture without the consent of any holder of any class or series of Debentures. The additional Series H Debentures will have identical terms of the Series H Debentures issued on the date hereof, except that they shall be dated their date of issuance and except for such other changes as may be necessary to ensure they are treated as a single class with all other Series H Debentures. The Series H Debentures issued on the date hereof and any additional Series H Debentures issued will be treated as a single class for purposes of this Eighth Supplemental Indenture.

2.2	TERMS OF DEBENTURES

(a)

The Series H Debentures shall bear interest (“Interest”) from the date hereof at the rate of 2.95% per annum calculated and payable in equal semi-annual payments of $14.75 per $1,000 principal amount in arrears (after as well as before maturity and after as well as before default with interest on overdue interest at the said rate) on April 21 and October 21 in each year (each an “Interest Payment Date”), commencing April 21, 2021 and shall mature on October 21, 2027. The record date for the payment of Interest shall be the close of business on the tenth Business Day preceding the relevant Interest Payment Date. For any interim period, interest to be paid will be computed using the Actual/365 (Canadian Bond) Day-Count Convention as adopted by the Investment Industry Association of Canada.

(b)

The Company, at least two Business Days prior to an Interest Payment Date, shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to the registered holders of Series H Debentures, post-dated cheques for Interest due thereon (less any tax required by law to be deducted or withheld) payable to the order of the registered holders thereof and negotiable on the Interest Payment Date. The Company may, at its option but only to the extent the Trustee has the arrangements in place to accommodate such request, cause the amount of such Interest to be paid to one or more registered holders thereof by way of electronic transfer of funds, with any such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment. The delivery of such cheques or electronic transfer of funds shall satisfy and discharge the liability for Interest on such Series H Debentures to the extent of the sums represented thereby (plus the amount of any tax deducted or withheld as aforesaid) unless, in the case of a cheque, such cheque shall not be paid on presentation.

(c)

The Company upon maturity of the Series H Debentures shall pay, by cheque or electronic transfer of funds (to the extent the Trustee or any paying agent has the arrangements in place to accommodate such electronic transfer of funds) to the registered holders thereof, such principal amount due, together with accrued and unpaid Interest to the date of maturity, payable to the order of the registered holders thereof and negotiable on the date of the maturity of the Series H Debentures, against presentation and surrender of the Series H Debentures. The delivery of such cheques or electronic transfer of funds shall satisfy and discharge the liability for principal on such Series H Debentures to the extent of the sums represented thereby unless, in the case of a cheque, such cheque shall not be paid on presentation.

(d)

The Series H Debentures will, prior to the Par Call Date, be redeemable at the option of the Company at any time, in whole or in part, upon not more than 60 days and not less than 15 days prior notice, at the higher of the Canada Yield Price and par, together in each case with accrued and unpaid interest to but excluding the date fixed for redemption. On and after the Par Call Date, the Series H Debentures will be redeemable at the option of the Company at any time, in whole or in part, upon not more than 60 days and not less than 15 days prior notice, at par, plus accrued and unpaid interest to but excluding the date fixed for redemption. Except as set out in this Eighth Supplemental Indenture, the Company will give notice of redemption and otherwise carry out the redemption of the Series H Debentures in accordance with Article 4 of the Indenture. Less than all of the Series H Debentures may be redeemed in accordance with Section 4.2 of the Indenture.

(e)

Any redemption of the Series H Debentures may, at the option of the Company, be made subject to one or more conditions and, in such case, the notice of redemption shall specify, in addition to the requirements of the Indenture, the details and terms of any such event (e.g., a financing, asset disposition or other transaction) upon which such redemption is conditional. Notwithstanding the terms of the Indenture, upon the notice of any conditional redemption having been given as outlined in this Section 2.2(e), the Series H Debentures so called for redemption will become due and payable at the redemption price and on the redemption date specified in such notice of redemption only upon the fulfillment or discharge of the conditions stated in such notice of redemption to the satisfaction of the Company, acting reasonably, or the waiver of such conditions by the Company, in whole or in part, anything therein or herein to the contrary notwithstanding. For any notice of redemption that is conditional, in the event that such condition(s) are not satisfied or waived by the Company in its sole discretion on or prior to the redemption date, the redemption shall not be made and the Company shall promptly give notice (but in any event no later than the redemption date), in the manner in which the notice of redemption was given, that such condition was not satisfied or waived and such redemption shall not be made, and the Trustee shall promptly return to the holders thereof any of such Series H Debentures which had been surrendered for payment upon such redemption. For the avoidance of doubt, the Trustee shall have no responsibility for determining whether or not a condition set forth in such notice of redemption is satisfied, and shall be entitled to conclusively rely upon the Company’s determination regarding the satisfaction or waiver thereof.

2.3	FORM, TRANSFER AND ISSUANCE OF A GLOBAL DEBENTURE

(a)

Form: Except as provided for in Section 2.6, the Series H Debentures shall be issued in the form of one global Debenture substantially in the form of Schedule A hereto (the “Global Debenture”) and shall bear such distinguishing letters and numbers as the Company and the Trustee may approve. The Global Debenture will be issued in the name of and deposited by the Trustee with, or on behalf of, the Depository as custodian of the Global Debenture and registered by the Trustee in the name of the Depository or its nominee. No purchaser of Series H Debentures represented by the Global Debenture will be entitled to a certificate or other instrument from the Company or the Depository evidencing that purchaser’s ownership thereof except in the circumstances contemplated in Section 2.6. Beneficial interests in the Global Debenture, constituting ownership of the Series H Debentures, will be represented only through the Book-Based System.

(b)

Issuance: The Global Debenture shall be signed by any authorized signatory of the Company holding office at the time of signing and empowered to sign the Global Debenture on behalf of the Company and delivered to the Trustee. Upon receipt thereof by the Trustee, the Global Debenture shall be certified, in accordance with Section 2.7, by the Trustee and delivered to CDS pursuant to a Written Order of the Company, without the Trustee receiving consideration therefor. The Global Debenture may be delivered to the Trustee for certification, and upon certification by the Trustee, the Global Debenture may be delivered to CDS by electronic or other means.

(c)	Transfer: Transfers of Series H Debentures between CDS Participants shall occur in accordance with the Depository’s rules and procedures.

2.4	DEALINGS WITH AND BY THE DEPOSITORY

All references herein to actions by, or notices given or payments made to, Debentureholders shall, where such Series H Debentures are held through the Depository, refer to actions taken by, or notices given or payments made to, the Depository upon instructions from the CDS Participants in accordance with the Depository’s rules and procedures. For the purpose of any provision of this Eighth Supplemental Trust Indenture requiring or permitting actions with the consent of or at the direction of the Debentureholders evidencing a specified percentage of the aggregate unpaid principal amount of Series H Debentures outstanding, such direction or consent may be given by Debentureholders acting through the Depository and the CDS Participants owning Series H Debentures evidencing the requisite percentage of the principal amount of Series H Debentures. The rights of a Debentureholder shall be exercised only through the Depository and the CDS Participants and shall be limited to those established by law and agreements between such Debentureholder and the Depository and/or the CDS Participants or upon instructions from the CDS Participants. Each of the Company and the Trustee may deal with the Depository for all purposes (including the making of payments) as the authorized representative of the respective Debentureholders and such dealings with the Depository shall constitute satisfaction or performance, as applicable, of its respective obligations hereunder.

In the event of a vote by registered Debentureholders pursuant to the Indenture when the Series H Debentures are held through the Depository, the Depository shall vote such Series H Debentures upon instructions from the CDS Participants in accordance with the Depository’s rules and procedures, and if such vote requires the approval of a specified percentage of the aggregate unpaid principal amount of Series H Debentures outstanding, the approval of CDS Participants owning Series H Debentures evidencing the requisite percentage of the principal amount of Series H Debentures shall be sufficient.

2.5	NOTICES TO THE DEPOSITORY

For so long as the Series H Debentures are held through the Depository, if any notice or other communication is required to be given to Debentureholders, the Trustee and the Company shall give all such notices and communications through the Depository, which shall be in accordance with applicable law and regulation.

2.6	FORM AND ISSUANCE OF DEFINITIVE DEBENTURE CERTIFICATES

(a)

Form: If: (i) the Depository resigns or is removed from its responsibilities as depository and the Company is unable or does not wish to locate a qualified successor or if the Book-Based System for the Series H Debentures otherwise ceases to exist; (ii) the Company determines that it wishes definitive Debentures to replace the Global Debenture and notifies the Depository to such effect; (iii) required by applicable law; or (iv) after an Event of Default has occurred, the holders of Series H Debentures representing beneficial interests aggregating over 50% of the outstanding principal amount of Series H Debentures determine that the continuation of ownership through the Book-Based System is no longer in their best interests, the Depository shall surrender the Global Debenture to the Trustee with instructions from the Depository for re-registration of each Debenture in the name and as to the principal amount specified by the Depository, and the Company shall issue and the Trustee shall certify and deliver the aggregate unpaid principal amount of the Series H Debentures then outstanding in the form of definitive Series H Debenture certificates (the “Definitive Debentures”) representing such Debentures.

(b)

The Definitive Debentures shall be issued as fully-registered Debentures in denominations of $1,000 and integral multiples thereof. Each Definitive Debenture and the certificate of the Trustee in respect thereof endorsed thereon shall be substantially in the form set forth in Schedule A annexed hereto in respect of the Global Debenture with such changes, additions and deletions as are necessary. The Definitive Debentures may be typed, engraved, printed or lithographed, or partly in one form and partly in another, as the Company may determine. The Definitive Debentures shall be signed (either manually or by facsimile or other electronic signature) by any authorized signatory of the Company holding office at the time of signing and empowered to sign such Definitive Debentures on behalf of the Company. A facsimile or other electronic signature upon any of the Definitive Debentures shall for all purposes of this Eighth Supplemental Trust Indenture be deemed to be the signature of the person whose signature it purports to be and to have been signed at the time such facsimile or other electronic signature is reproduced and, notwithstanding that any person whose signature, either manual or in facsimile or other electronic means, appears on the Definitive Debentures is not at the date of this Eighth Supplemental Trust Indenture or at the date of the Definitive Debentures or at the date of the certification and delivery thereof an officer of the Company, such Definitive Debentures shall be valid and binding upon the Company and entitled to the benefits of this Eighth Supplemental Trust Indenture.

(c)

Issuance: The Definitive Debentures shall forthwith upon their issue, having been authorized and executed by the Company, be delivered to the Trustee. Upon receipt thereof by the Trustee, the Definitive Debentures shall be certified by the Trustee and delivered to or to the order of the Company pursuant to a Written Order of the Company, without the Trustee receiving consideration therefor.

(d)	Transfer: Transfers of Definitive Debentures shall be governed by the provisions of Article 3 of the Indenture.

2.7	CERTIFICATION

No Series H Debenture shall be issued or, if issued, shall be obligatory or shall entitle the Debentureholder to the benefits of this Eighth Supplemental Trust Indenture until it has been certified by or on behalf of the Trustee. Such certificate on any Series H Debenture shall be conclusive evidence as against the Company that such Series H Debenture is duly issued and is a valid obligation of the Company and that the holder is entitled to the benefits hereof.

The certificate of the Trustee signed on the Series H Debentures shall not be construed as a representation or warranty by the Trustee as to the validity of this Eighth Supplemental Trust Indenture or of the Series H Debentures or their issuance and the Trustee shall in no respect be liable or answerable for the use made of said Series H Debentures or either of them or the proceeds thereof. The certificate of the Trustee signed on the said Series H Debentures shall, however, be a representation and warranty by the Trustee that said Series H Debentures have been duly certified by or on behalf of the Trustee pursuant to the provisions of this Eighth Supplemental Trust Indenture.

2.8	RANKING

The Series H Debentures are direct unsecured obligations of the Company and rank equally and rateably with one another and with all other present and future unsecured and unsubordinated indebtedness of the Company, except to the extent prescribed by law.

ARTICLE 3

ADDITIONAL COVENANT WITH RESPECT TO THE SERIES H DEBENTURES – OFFER TO REPURCHASE DEBENTURES

3.1	OFFER TO REPURCHASE DEBENTURES ON CHANGE OF CONTROL TRIGGERING EVENT

(a)

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Series H Debentures pursuant to Subsection 2.2(d) of this Eighth Supplemental Trust Indenture, the Company will be required to make an offer to repurchase all or, at a registered holder’s option, any part (equal to $1,000 or an integral multiple thereof), of such registered holder’s Series H Debentures on the terms set forth in this Section 3.1 (the “Change of Control Offer”). In the Change of Control Offer the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Series H Debentures together with accrued and unpaid interest on the Series H Debentures being repurchased pursuant to the Change of Control Offer to the date of such repurchase (the “Change of Control Payment”).

(b)

Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Series H Debentures pursuant to Subsection 2.2(d) of this Eighth Supplemental Trust Indenture within such 30 day period, the Company will be required to give written notice to each registered holder of the Series H Debentures, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Series H Debentures on the payment date specified in the notice, which date will be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by this Section 3.1 and described in such notice. The Company will comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Series H Debentures as a result of a Change of Control Triggering Event. To the extent that the provisions of any such applicable securities laws and regulations conflict with the provisions of this Section 3.1, the Company shall comply with such laws and regulations and will not be deemed to have breached its obligations under this Section 3.1 to repurchase the Series H Debentures by virtue of such conflict.

(c)	On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Series H Debentures or portions of Series H Debentures properly tendered pursuant to the Change of Control Offer;

(ii)

deposit with the Trustee or any paying agent an amount of money equal to the Change of Control Payment in respect of all Series H Debentures or portions of Series H Debentures properly tendered pursuant to the Change of Control Offer; and

(iii)

deliver or cause to be delivered to the Trustee the Series H Debentures properly accepted, together with a certificate of the Company stating the aggregate principal amount of the Series H Debentures or portions of Series H Debentures being purchased by the Company.

(d)

The Trustee or any paying agent will as soon as practicable pay to each registered holder of properly tendered Series H Debentures an amount equal to the Change of Control Payment in respect of such Series H Debentures either, at the Trustee or paying agent’s option, by mailing (first class mail, postage prepaid) a cheque to such registered holder or by means of a wire transfer in accordance with the applicable payment procedures of CDS, and the Trustee will promptly certify and mail (first class mail, postage prepaid) (or cause to be transferred by book-entry) to each such registered holder a new Series H Debenture equal in principal amount to any unpurchased portion of any Series H Debentures surrendered; provided that each new Series H Debenture will be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

(e)

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer substantially in the manner, at the times and in compliance with the requirements for an offer made by the Company pursuant to the provisions of this Section 3.1 (and for at least the same purchase price payable in cash) and such third party purchases all Series H Debentures properly tendered and not withdrawn under its offer.

(f)

All Series H Debentures purchased by the Company under the provisions of this Article shall be forthwith delivered to and cancelled by the Trustee and no Series H Debentures shall be issued in substitution thereof except in respect of any unpurchased portion of any Series H Debentures surrendered.

ARTICLE 4

MISCELLANEOUS

4.1	APPOINTMENT OF TRUSTEE; ACCEPTANCE OF TRUST BY TRUSTEE

CIBC Mellon Trust Company is hereby appointed as the trustee of the Series H Debentures at its principal office in the city of Toronto. The Trustee hereby accepts the trusts in this Eighth Supplemental Trust Indenture declared and created and agrees to perform the same upon the terms and conditions herein before set out but subject to the provisions of the Indenture.

4.2	GOVERNING LAW

This Eighth Supplemental Trust Indenture shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein and shall be treated in all respects as a Saskatchewan contract.

4.3	COUNTERPARTS

This Eighth Supplemental Trust Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute the one and the same instrument and notwithstanding their date of execution shall be deemed to be dated as of October 21, 2020. Signatures to this Eighth Supplemental Indenture may be manual or by electronic means. Delivery of an executed signature page to this Eighth Supplemental Indenture by any party hereto by facsimile transmission, email (including by pdf) or other form of electronic transmission shall be as effective as delivery of a manually executed copy of this Eighth Supplemental Indenture by such party.

4.4	ELECTRONIC METHODS

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee (“Electronic Methods”) from a person purporting to be (and whom such Trustee, acting reasonably, believes in good faith to be) the authorized representative of the Company, as sufficient instructions and authority of the Company for the Trustee to act and shall have no duty to verify or confirm that person is so authorized. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions. The Company agrees: (i) to assume all risks arising out of the use of such Electronic Methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than the method(s) selected by the Company; and (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances. Notwithstanding the foregoing, this Section 4.4 shall not operate to supersede nor amend in any way Section 11.5(e) of the Indenture, which section shall remain in full force and effect as of the date hereof.

4.5	SCHEDULE

The schedule to this Eighth Supplemental Trust Indenture shall be deemed to be incorporated herein and to form part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Eighth Supplemental Indenture under the hands of their proper officers duly authorized in that behalf.

CAMECO CORPORATION

By:	/s/ Tim S. Gitzel
Name: Tim S. Gitzel
Title: President and Chief Executive Officer

By:	/s/ Grant E. Isaac
Name: Grant E. Isaac
Title: Senior Vice-President and Chief Financial Officer

CIBC MELLON TRUST COMPANY

By:	/s/ Bhawna Dhayal
Name: Bhawna Dhayal
Title: Vice-President

[Signature Page to Eighth Supplemental Indenture]

SCHEDULE A

To the annexed Eighth Supplemental Trust Indenture dated as of October 21, 2020 between Cameco Corporation and CIBC Mellon Trust Company, as trustee.

Unless this certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to Cameco Corporation (the “Issuer”) or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate.

Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) October 21, 2020, and (ii) the date the issuer became a reporting issuer in any province or territory.

FORM OF GLOBAL DEBENTURE

No. 00001	CAD$400,000,000

CUSIP No. 13321LAL2

CAMECO CORPORATION

(Incorporated under the laws of Canada)

2.95% SENIOR UNSECURED DEBENTURES, SERIES H DUE OCTOBER 21, 2027

Cameco Corporation (the “Company”) for value received acknowledges itself indebted and hereby promises to pay or cause to be paid to the registered holder hereof on October 21, 2027 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture (as defined below) on presentation and surrender of this Series H Debenture as provided in the Indenture, the sum of Four Hundred Million Dollars ($400,000,000) in lawful money of Canada and to pay or cause to be paid to the registered holder interest (“Interest”) on the principal amount hereof at the rate of 2.95% per annum calculated and payable in equal semi-annual payments in arrears (after as well as before maturity and after as well as before default with interest on overdue interest at the said rate) on April 21 and October 21 in each year (each an “Interest Payment Date”), commencing April 21, 2021. The record date for the payment of Interest shall be the close of business on the tenth Business Day preceding the relevant Interest Payment Date. Subject to the foregoing, the Company, at least two Business Days prior to an Interest Payment Date, shall deliver or cause to be delivered by prepaid mail, by courier or by an employee of the Company to the registered holder hereof, a post-dated cheque for Interest due hereon (less any tax required by law to be deducted or withheld) payable to the order of the registered holder hereof and negotiable on the Interest Payment Date. The Company may, at its option but only to the extent the Trustee has the arrangements in place to accommodate such request, cause the amount of such Interest to be paid to the registered holder hereof by way of electronic transfer of funds, with any such transfer to be made no later than 11:30 a.m. (Toronto time) on the date of such payment. The delivery of such cheque or electronic transfer of funds shall satisfy and discharge the liability for Interest hereon to the extent of the sums represented thereby (plus the amount of any tax deducted or withheld as aforesaid) unless, in the case of a cheque, such cheque shall not be paid on presentation.

The Company upon maturity of the Series H Debentures shall pay, by cheque or electronic transfer of funds (to the extent the Trustee has the arrangements in place to accommodate such electronic transfer of funds) to the registered holders thereof, such principal amount due, together with accrued and unpaid Interest to the date of maturity, payable to the order of the registered holders thereof and negotiable on the date of the maturity of the Series H Debentures, against presentation and surrender of the Series H Debentures. The delivery of such cheques or electronic transfer of funds shall satisfy and discharge the liability for principal on such Series H Debentures to the extent of the sums represented thereby unless, in the case of a cheque, such cheque shall not be paid on presentation.

This Global Debenture certificate represents $400,000,000 principal amount of the Debentures designated as “2.95% Senior Unsecured Debentures, Series H due October 21, 2027” (the “Series H Debentures”) issued under a trust indenture made as of July 12, 1999 (which indenture, together with all instruments supplemental or ancillary thereto, including the Eighth Supplemental Trust Indenture made as of October 21, 2020 between the Company and the Trustee, is herein referred to as the “Indenture”), and between the Company and CIBC Mellon Trust Company (the “Trustee”), as trustee. Reference is hereby expressly made to the Indenture for a statement and description of the terms and conditions upon which the Series H Debentures are issued or may be issued and held, and the rights and remedies of the holders of the Series H Debentures and of the Company and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which the holder hereof by acceptance hereof assents.

The Series H Debentures are direct unsecured obligations of the Company and rank equally and rateably with one another and with all other present and future unsecured and unsubordinated indebtedness of the Company, except to the extent prescribed by law.

The Series H Debentures have the benefit of certain covenants the terms of which are set out in the Indenture.

The Company shall be entitled to purchase Series H Debentures in the open market or by tender or private contract at any price as provided in the Indenture. Series H Debentures purchased by the Company will be cancelled and may not be reissued.

The Series H Debentures will, prior to August 21, 2027, be redeemable at the option of the Company at any time, in whole or in part, upon not more than 60 days and not less than 15 days prior notice, at the higher of the Canada Yield Price (as defined in the Eighth Supplemental Indenture) and par, together in each case with accrued and unpaid interest to but excluding the date fixed for redemption. On and after August 21, 2027, the Series H Debentures will be redeemable at the option of the Company at any time, in whole or in part, upon not more than 60 days and not less than 15 days prior notice, at par, plus accrued and unpaid interest to but excluding the date fixed for redemption. Less than all of the Series H Debentures may be redeemed in accordance with section 4.2 of the Indenture. Any redemption may be conditional upon the occurrence of any event (including a financing, asset disposition or other transaction).

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The Company is required, subject to and in accordance with the Eighth Supplemental Indenture, to make an offer to repurchase the Series H Debentures for cash at a price equal to 101% of the outstanding principal amount of this Series H Debenture together with accrued and unpaid Interest thereon to the date of payment upon the occurrence of a Change of Control Triggering Event (as defined in the Eighth Supplemental Trust Indenture).

In case an Event of Default, as defined in the Indenture, has occurred, the principal of, and Interest on, all Debentures then outstanding under the Indenture may be declared due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for the holding of meetings of the holders of the Debentures and rendering resolutions passed at such meetings and instruments in writing signed by the holders of a specified percentage of the principal amount of the Debentures outstanding are binding upon all holders of the Debentures.

This Series H Debenture may only be transferred upon compliance with the conditions prescribed in the Indenture on the register to be kept at the office of the Trustee in the City of Toronto and at such other place or places, if any, and/or by such other registrar or registrars, if any, as the Company with the approval of the Trustee may designate, by the registered holder hereof or his executors or administrators or other legal representatives or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Trustee, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe, and such transfer shall be duly noted hereon by the Trustee or other registrar.

The Series H Debentures will become void unless presented for payment within a period of twenty years from the relevant date therefor. Any capitalized terms not defined in this Series H Debenture shall have the meanings ascribed thereto in the Indenture.

The Indenture is and this Series H Debenture shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein. This Series H Debenture shall not become obligatory for any purpose until this Series H Debenture shall have been certified by or on behalf of the Trustee for the time being under the Indenture.

IN WITNESS WHEREOF this Series H Debenture has been duly executed and the corporate seal of the Company affixed hereto.

DATED as of October 21, 2020

CAMECO CORPORATION

By:	By:
Title	Title:

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Form of Trustee’s Certificate

This Global Debenture represents the $400,000,000 of 2.95% Senior Unsecured Debentures, Series H due October 21, 2027 referred to in the Indenture within mentioned.

CIBC MELLON TRUST COMPANY,

Trustee

By:

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(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other Registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar

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